UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K /A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 14, 2016

    VISUALANT, INCORPORATED

(Exact name of Registrant as specified in its charter)

Nevada	001-37479	90-0273142
(State or jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Union Street, Suite 420

Seattle, Washington 98101

                (206) 903-1351

(Address of Registrant’s principal executive office and telephone number)

EXPLANATORY NOTE

This Amendment to Form 8-K is being filed to disclose the Certificate of Designation, Preferences and Rights of the Series D Convertible Preferred Stock.

Item 1.01  Entry into a Material Definitive Agreement.

On November 14, 2016, Visualant Inc., (the “Company”) issued 187,500 shares of Series D Convertible Preferred Stock (the “Series D Shares”) and a warrant to purchase 187,500 shares of common stock in a private placement to certain accredited investors for gross proceeds of $150,000 pursuant to a Series D Preferred Stock and Warrant Purchase Agreement dated November 10, 2016.

The initial conversion price of the Series D Shares is $0.80 per share, subject to certain adjustments. The initial exercise price of the warrant is $1.00 per share, also subject to certain adjustments.

On November 8, 2016, the Company applied with the State of Nevada for the approval of the Certificate of Designations, Preferences, and Rights of Series D Convertible Preferred Stock. The Certificate designated 3,906,250 shares as Series D Convertible Preferred Stock with a par value of $.001 per share. The Series D Convertible Stock is convertible into common stock at $0.80 per share, with certain adjustments as set forth in the Certificate.

As part of the Purchase Agreement, the Company has agreed to register the shares of common stock sold in the private placement and the shares of common stock issuable upon exercise of the warrant for resale or other disposition.

The Series D Shares and warrant were issued in a transaction that was not registered under the Securities Act of 1933, as Amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(2) of the Act and Rule 506(b) of SEC Regulation D under the Act.

The Company intends to issue up to 3,125,000 Series D Shares (and an equal number of warrants) for gross proceeds of $2,500,000 pursuant on a “best efforts” basis.

Item 9.01  Financial Statements and Exhibits.

(d)     Exhibits –

Exhibit No.	Description

3.1	Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock (attached herewith)

10.1

Preferred Stock and Warrant Purchase Agreement by and between Visualant, Incorporated and Clayton Struve (incorporated by reference to the Company’s Current Report on Form 8-K, filed on November 18, 2016)

10.2	Registration Rights Agreement by and between Visualant, Inc and Clayton Struve (incorporated by reference to the Company’s Current Report on Form 8-K, filed on November 18, 2016)

10.3	Series F Warrant to Purchase Common Stock (incorporated by reference to the Company’s Current Report on Form 8-K, filed on November 18, 2016)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant: VISUALANT, INCORPORATED

By:	/s/ Ronald P. Erickson
Ronald P. Erickson, CEO

February 9, 2017